UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 3, 2006, Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership subsidiary of Hersha Hospitality Trust (“Hersha”), entered into a contribution agreement (the “Contribution Agreement”) with Kiran P. Patel (“K.P. Patel”), Hasu P. Shah (“Shah”), Bharat C. Mehta (“Mehta”), and Kanti D. Patel (“K.D. Patel” and collectively with K.P. Patel, Shah and Mehta, the “Sellers”) and 44 Cambridge Associates, LLC (the “LLC”) to purchase 100% of the outstanding membership interests in the LLC, the owner of the land, improvements and certain personal property of the Holiday Inn Express & Suites situated at 250 Monsignor O’Brien Highway, Cambridge, Massachusetts (the “Holiday Inn”).

The purchase price for the membership interests in the LLC is approximately $12.2 million. The Contribution Agreement contains customary representations, warranties and conditions to closing. The transaction contemplated by the Agreement closed on May 3, 2006.

Hasu P. Shah is the Chairman of the Board of Trustees and former Chief Executive Officer of Hersha. Kanti D. Patel is a trustee of Hersha. Kiran P. Patel is the corporate secretary of Hersha. As a related party transaction, the transaction was approved by all of our independent trustees.

The preceding description of the material terms of the Contribution Agreement is qualified in its entirety by reference to the terms of the actual Contribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1	Contribution Agreement, dated as of May 3, 2006, by and among Kiran P. Patel, Hasu P. Shah, Bharat C. Mehta, Kanti D. Patel, 44 Cambridge Associates LLC and Hersha Hospitality Limited Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: May 8, 2006	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer